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     EXHIBIT 99.
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                        [ANNAPOLIS NATIONAL BANK LOGO]

                                 NEWS RELEASE

For Immediate Release                                Contact: Richard M. Lerner
May 17, 2000                                                     (410) 224-4455

                           Annapolis National Finds

                     Investment Opportunity Close to Home



Annapolis, May 17, 2000 -- Annapolis National Bancorp, Inc. today announced a stock repurchase program under which the Corporation will acquire up to 5% of its outstanding common stock, or 116,175 shares.

Annapolis National Bancorp CEO Richard M. Lerner said that the repurchase program, authorized by the Corporation's Board of Directors, could be completed within four months. The Board expects that a reduction in the number of shares of outstanding stock will increase the Corporation's per share earnings and book value, Lerner said.

"The Board considers the Corporation's common stock to be an attractive investment, given the price range in which it has traded recently," Lerner said. Annapolis National Bancorp's share price closed at 4 1/8 on May 16, 2000. Book value per share as of March 31, 2000 was $5.52. The Corporation's common stock trades on the NASDAQ SmallCap market under the ticker symbol "ANNB."

According to Lerner, the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or


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ANNAPOLIS NATIONAL TO INVEST IN ITS OWN SHARES                          ADD ONE

other types of repurchases. The extent of the repurchase program will depend on market conditions, Lerner said, and the exact number of shares the Corporation will repurchase is not guaranteed.

Lerner characterized the stock repurchase program as "part of Annapolis National Bancorp's ongoing efforts to enhance shareholder value and invest our resources in the most efficient manner possible."

Annapolis National Bancorp is the parent company of Annapolis National Bank and is based in Annapolis, where it recently broke ground on a new headquarters building at the intersection of Bestgate Road and Generals Highway opposite the Annapolis Mall.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Although the Corporation has used its best efforts to be accurate in making these forward-looking statements, it is possible that the assumptions made by management may not materialize.

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